PRESS RELEASE	Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN,
PRESIDENT
(515) 232-6251

November 11, 2015

AMES NATIONAL CORPORATION DECLARED CASH DIVIDEND AND AUTHORIZED STOCK REPURCHASE PROGRAM

AMES, IOWA – Ames National Corporation (the “Company”) announced today that a stock repurchase program was approved at its regular meeting of the Board of Directors held November 11, 2015. The Company has a strong capital position and this will provide an opportunity to repurchase Company stock on the open market when it is deemed to be favorably priced for repurchase. The program authorizes the repurchase of up to 100,000 shares, or approximately 1.1% of 9,310,913 shares of common stock outstanding as of November 11, 2015. This program will expire on November 8, 2016 and replaces the previous repurchase plan. The Company has not purchased any shares in 2014 or 2015. The repurchases will be made in open market transactions at the discretion of management using Company cash. The timing and actual number of shares purchased will depend on a variety of factors such as price, the Company’s liquidity position and other market conditions. The program will be conducted under the provisions of SEC Rule 10b-18 which provides a “safe harbor” from liability for manipulation of the stock price by reason of the manner, timing, price and volume of purchases in the open market. The program may be limited or discontinued at any time without notice.

On November 11, 2015, Ames National Corporation (the “Company”) declared a cash dividend of $0.20 per common share. The dividend is payable February 15, 2016, to shareholders of record at the close of business on January 29, 2016.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The Company’s affiliate banks include: First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust NA, Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.